Exhibit 99.1
THE LOVESAC COMPANY REPORTS THIRD QUARTER FISCAL 2024 FINANCIAL RESULTS

Net Sales Growth of 14.3%
Net loss improves 68.2%

STAMFORD, Conn., December 6, 2023 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the third quarter of fiscal 2024, which ended October 29, 2023.

Shawn Nelson, Chief Executive Officer, stated, “We delivered another quarter of strong financial results and category outperformance highlighted by 14.3% net sales growth on top of 15.5% net sales growth in the fiscal third quarter of last year. Our disruptive Designed For Life platform, commitment to product innovation, compelling marketing, and highly productive omnichannel footprint continue to distinguish our unique brand and engender customer love and loyalty."
Mr. Nelson continued, “We are very pleased with the start to the holiday season, successfully navigating the challenged category backdrop with continued healthy market share gains thus far. Our strong balance sheet and effective execution by our teams gives us confidence we can balance efficiency with proactive investments in new products to drive consumer demand and further expand our market leadership well into the future.”

Key Measures for the Third Quarter and Year-to-date Period of Fiscal 2024 Ending October 29, 2023:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended			Thirty-nine weeks ended
	October 29, 2023	October 30, 2022	% Inc (Dec)	October 29, 2023	October 30, 2022	% Inc (Dec)
Net sales	$154.0	$134.8	14.3%	$449.8	$412.7	9.0%
Gross profit	$88.4	$64.9	36.3%	$251.4	$210.0	19.7%
Gross margin	57.4%	48.2%	920 bps	55.9%	50.9%	500 bps
Total operating expenses	$92.1	$75.0	22.7%	$261.7	$209.5	24.9%
SG&A	$67.6	$53.5	26.4%	$188.0	$147.3	27.7%
SG&A as a % of Net Sales	43.9%	39.7%	420 bps	41.8%	35.7%	610 bps
Advertising and marketing	$21.1	$19.1	10.8%	$64.6	$54.0	19.5%
Advertising & marketing as a % of Net Sales	13.7%	14.1%	(40) bps	14.4%	13.1%	130 bps
Net (loss) income	$(2.3)	$(7.4)	68.2%	$(7.1)	$0.3	nm*
Basic net (loss) income per common share	$(0.15)	$(0.48)	68.8%	$(0.46)	$0.02	nm*
Diluted net (loss) income per common share	$(0.15)	$(0.48)	68.8%	$(0.46)	$0.02	nm*
Adjusted EBITDA [1]	$2.5	$(6.9)	136.4%	$5.7	$11.7	(51.5%)
Net cash (used in) provided by operating activities	$(7.2)	$(5.5)	(31.4%)	$20.1	$(68.4)	129.4%
*Changes denoted with an "nm" represent percent changes that are not meaningful.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Exhibit 99.1

Percent increase (decrease) except showroom count
	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2023	October 30, 2022	October 29, 2023	October 30, 2022
Omni-channel Comparable Net Sales(1)(2)	2.0%	(5.6)%	(3.6)%	14.3%
Internet Sales	20.1%	(6.3)%	21.5%	11.0%
Ending Showroom Count	230	189	230	189

1 Omni-channel Comparable Net Sales includes sales at all retail locations and online, open greater than 12 months (including remodels and relocations) and excludes closed stores.
2 The Company has included the omni-channel comparable net sales metrics for fiscal year ending in 2024 by quarter, Q2-(5.8)%, Q1-(6.2)% and fiscal year ending 2023 by quarter, Q4-7.2%, Q3-(5.6)%, Q2-20.8%, Q1-35.8%.

Highlights for the Quarter Ended October 29, 2023:

•Net sales increased 14.3% in the third quarter primarily driven by growth within our Showroom and Internet channels. Showroom net sales, which include kiosks and mobile concierges, increased 18.9%. Internet net sales increased 20.1%, and our “Other” channel which principally includes pop-up-shops and shop-in-shops decreased 17.1%. The increase in net sales was driven by new showroom openings and an increase of 2.0% in omni-channel comparable net sales related to higher promotional discounting and marketing campaigns. During the thirteen weeks ended October 29, 2023, we opened 10 additional showrooms and closed 1 showroom and 2 kiosks.

•Gross profit increased $23.5 million, or 36.3%, to $88.4 million in the third quarter of fiscal 2024 from $64.9 million in the third quarter of fiscal 2023. Gross margin increased 920 basis points to 57.4% of net sales in the third quarter of fiscal 2024 from 48.2% of net sales in the prior year period primarily driven by a decrease of approximately 1,070 basis points in total distribution and related tariff expense, partially offset by a decrease of 150 basis points in product margin driven by higher promotional discounting. The decrease in total distribution and related tariff expenses over prior year is principally related to the positive impact of the 1,160 basis points decrease in inbound transportation costs partially offset by 90 basis points in higher outbound transportation and warehousing costs.

•SG&A expense as a percent of net sales increased by 420 basis points due to investments in payroll, selling related expenses, infrastructure, restatement related costs, and other professional fees. Selling related expenses includes customer financing fees which increased $1.5 million, or 25.0%, to $7.5 million in the third quarter of fiscal 2024 from $6.0 million in the third quarter of fiscal 2023.
•Advertising and marketing expense increased 10.8% due to continued investments in marketing spend to support our net sales growth including our 25th anniversary brand campaign. As a percent of net sales, advertising and marketing decreased by 40 basis points.
•Operating loss was $3.6 million in the third quarter of fiscal 2024 compared to operating loss of $10.1 million in the third quarter of fiscal 2023. Operating margin was (2.3)% of net sales in the third quarter of fiscal 2024 compared to (7.4)% of net sales in the third quarter of fiscal 2023.

•Net loss was $2.3 million in the third quarter of fiscal 2024 or $(0.15) net loss per diluted share compared to net loss of $7.4 million or $(0.48) net loss per diluted share in the third quarter of fiscal 2023. During the third quarter of fiscal 2024, the Company recorded an income tax benefit of $1.0 million, compared to $2.8 million for the third quarter of fiscal 2023. The change in benefit is primarily driven by the Company generating net loss before taxes of $3.3 million and $10.2 million in the third quarter of fiscal 2024 and fiscal 2023, respectively.

Exhibit 99.1
Highlights for the Year-to-date Period Ended October 29, 2023:

•Net sales increased 9.0% primarily driven by growth within our Showroom and Internet channels. Showroom net sales, which include kiosks and mobile concierges, increased 9.3%. Internet net sales increased 21.5%, and our “Other” channel which principally includes pop-up-shops and shop-in-shops, decreased 14.9%. The increase in net sales was driven by new showroom openings, partially offset by a decrease of 3.6% in omni-channel comparable net sales. During the thirty-nine weeks ended October 29, 2023, we opened 44 additional showrooms, closed 4 showrooms and 5 kiosks. The Company opened 48 new showrooms, closed 7 kiosks, and opened 19 additional Best Buy shop-in-shop locations in the twelve months preceding October 30, 2023.

•Gross profit increased $41.4 million, or 19.7%, to $251.4 million in the year-to-date period ended October 29, 2023 from $210.0 million in the prior year period. Gross margin increased 500 basis points to 55.9% of net sales in the year-to-date period ended October 29, 2023 from 50.9% of net sales in the prior year period driven primarily by a decrease of approximately 610 basis points in total distribution and related tariff expenses partially offset by a decrease of 110 basis points in product margin driven by higher promotional discounting. The decrease in total distribution and related tariff expenses over the prior year is principally related to the positive impact of the 750 basis points decrease in inbound transportation costs partially offset by 140 basis points in higher outbound transportation and warehousing costs.

•SG&A expense as a percent of net sales increased by 610 basis points due to investments in payroll, selling related expenses, infrastructure, restatement related costs, and other professional fees. Selling related expenses includes customer financing fees which increased $5.3 million, or 32.0%, to $22.0 million in the year-to-date period ended October 29, 2023 from $16.7 million in the prior year period.

•Advertising and marketing expense increased 19.5% due to continued investments in marketing spend to support our net sales growth and 25th anniversary brand campaign. As a percent of net sales, advertising and marketing increased by 130 basis points.

•Operating loss was $10.3 million in the year-to-date period ended October 29, 2023 compared to operating income of $0.5 million in the prior year period. Operating margin was (2.3)% of net sales in the year-to-date period ended October 29, 2023 compared to 0.1% of net sales in the prior year period.

•Net loss was $7.1 million in the year-to-date period ended October 29, 2023 or $(0.46) net loss per diluted share compared to net income of $0.3 million or $0.02 net income per diluted share in the prior year period. During the year-to-date period ended October 29, 2023, the Company recorded an income tax benefit of $2.3 million, compared to income tax expense of $0.1 million for the prior year period. The change in provision is primarily driven by the Company generating net loss before taxes of $9.3 million and net income before taxes of $0.4 million in the year-to-date period ended October 29, 2023 and October 30, 2022, respectively.

Other Financial Highlights as of October 29, 2023:

•The cash and cash equivalents balance as of October 29, 2023 was $37.7 million as compared to $3.8 million as of October 30, 2022. There was no balance on the Company’s line of credit as of October 29, 2023 and October 30, 2022. The Company’s availability under the line of credit was $35.7 million and $36.0 million as of October 29, 2023 and October 30, 2022, respectively. As previously announced, on March 24, 2023, we amended our existing credit agreement with Wells Fargo Bank, N.A. to extend the maturity date to September 30, 2024. All other terms of the credit agreement remain unchanged.

Exhibit 99.1
•Total merchandise inventory was $116.6 million as of October 29, 2023 as compared to $154.5 million as of October 30, 2022 principally related to a planned stock inventory decrease of $11.2 million coupled with a decrease in freight capitalization of $27.4 million related to the decrease in inbound freight expense.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company expects the following for the full year of fiscal 2024:
•Net sales in the range of $710.0 million to $720.0 million.
•Adjusted EBITDA4 in the range of $54.0 million to $62.0 million.
•Net income in the range of $22.0 million to $26.0 million.
•Diluted income per common share in the range of $1.35 to $1.60 on approximately 16.5 million estimated diluted weighted average shares outstanding.
•Fiscal 2024 will contain an additional “53rd week” in the fourth quarter versus 52 weeks in fiscal 2023.

The Company currently expects the following for the fourth quarter of fiscal 2024:
•Net sales in the range of $260.0 million to $270.0 million.
•Adjusted EBITDA4 in the range of $48.0 million to $56.0 million.
•Net income in the range of $29.0 million to $33.0 million.
•Diluted income per common share in the range of $1.77 to $2.02 on approximately 16.6 million estimated diluted weighted average shares outstanding.

4 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the third quarter ended October 29, 2023 is scheduled for today, December 6, 2023, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed For Life approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, DESIGNED FOR LIFE, and THE WORLD'S MOST

Exhibit 99.1
ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2024 Adjusted EBITDA do not include certain charges and costs. We define “Adjusted EBITDA” as EBITDA adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Exhibit 99.1
Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, political instability, civil unrest, armed hostilities, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our ability to improve our products and develop new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve the goals set forth in our ESG Report; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates and employees; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; the impact of the restatement of our previously issued audited financial statements as of and for the year ended January 29, 2023 and our unaudited condensed financial statements for the quarterly periods ended April 30, 2023, October 30, 2022, July 31, 2022 and May 1, 2022; unauthorized disclosure of sensitive or confidential information through breach of our computer system; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Amendment No. 2 to Form 10-K/A, Amendment No. 2 to Form 10-Q/A, and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	October 29, 2023	January 29, 2023
Assets
Current Assets
Cash and cash equivalents	$37,738	$43,533
Trade accounts receivable	13,013	9,103
Merchandise inventories, net	116,625	119,627
Prepaid expenses and other current assets	16,936	15,452
Total Current Assets	184,312	187,715
Property and equipment, net	67,727	52,904
Operating lease right-of-use assets	144,607	135,411
Other Assets
Goodwill	144	144
Intangible assets, net	1,502	1,411
Deferred tax asset	11,029	8,677
Other assets	26,944	22,364
Total Other Assets	39,619	32,596
Total Assets	$436,265	$408,626
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$37,176	$24,576
Accrued expenses	31,139	25,417
Payroll payable	7,100	6,783
Customer deposits	9,689	6,760
Current operating lease liabilities	16,966	13,075
Sales taxes payable	3,835	5,430
Total Current Liabilities	105,905	82,041
Operating Lease Liability, long-term	144,856	133,491
Line of Credit	—	—
Total Liabilities	250,761	215,532
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of October 29, 2023 and January 29, 2023.	—	—
Common Stock $0.00001 par value, 40,000,000 shares authorized, 15,486,319 shares issued and outstanding as of October 29, 2023 and 15,195,698 shares issued and outstanding as of January 29, 2023.	—	—
Additional paid-in capital	182,055	182,554
Accumulated earnings	3,449	10,540
Stockholders' Equity	185,504	193,094
Total Liabilities and Stockholders' Equity	$436,265	$408,626

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
(amounts in thousands, except per share data and share amounts)	October 29, 2023	October 30, 2022	October 29, 2023	October 30, 2022
Net sales	$154,036	$134,784	$449,758	$412,698
Cost of merchandise sold	65,594	69,880	198,351	202,721
Gross profit	88,442	64,904	251,407	209,977
Operating expenses
Selling, general and administration expenses	67,630	53,520	188,010	147,253
Advertising and marketing	21,110	19,050	64,558	54,039
Depreciation and amortization	3,311	2,459	9,147	8,196
Total operating expenses	92,051	75,029	261,715	209,488

Operating (loss) income	(3,609)	(10,125)	(10,308)	489
Interest income (expense), net	269	(69)	961	(101)
Net (loss) income before taxes	(3,340)	(10,194)	(9,347)	388
Benefit from (provision for) income taxes	999	2,832	2,256	(115)
Net (loss) income	$(2,341)	$(7,362)	$(7,091)	$273

Net (loss) income per common share:
Basic	$(0.15)	$(0.48)	$(0.46)	$0.02
Diluted	$(0.15)	$(0.48)	$(0.46)	$0.02

Weighted average shares outstanding:
Basic	15,522,510	15,220,593	15,391,971	15,190,079
Diluted	15,522,510	15,220,593	15,391,971	16,067,066

Exhibit 99.1

THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Thirty-nine weeks ended
(amounts in thousands)	October 29, 2023	October 30, 2022
Cash Flows from Operating Activities
Net (loss) income	$(7,091)	$273
Adjustments to reconcile net (loss) income to cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	8,820	7,911
Amortization of other intangible assets	327	285
Amortization of deferred financing fees	120	117
Net loss on disposal of property and equipment	162	41
Equity based compensation	3,127	2,929
Non-cash operating lease cost	16,567	13,582
Deferred income taxes	(2,352)	38
Change in operating assets and liabilities:
Trade accounts receivable	(3,910)	(6,810)
Merchandise inventories	3,002	(45,988)
Prepaid expenses and other current assets	(1,552)	(17,701)
Other assets	(4,580)	7
Accounts payable and accrued expenses	15,061	1,208
Operating lease liabilities	(10,507)	(16,823)
Customer deposits	2,929	(7,455)
Net cash provided by (used in) operating activities	20,123	(68,386)
Cash Flows from Investing Activities
Purchase of property and equipment	(21,949)	(18,115)
Payments for patents and trademarks	(291)	(200)
Net cash used in investing activities	(22,240)	(18,315)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(3,626)	(1,583)
Payment of deferred financing costs	(52)	(276)
Net cash used in financing activities	(3,678)	(1,859)
Net change in cash and cash equivalents	(5,795)	(88,560)
Cash and cash equivalents - Beginning	43,533	92,392
Cash and cash equivalents - Ending	$37,738	$3,832
Supplemental Cash Flow Data:
Cash paid for taxes	$1,234	$9,811
Cash paid for interest	$76	$65
Non-cash investing activities:
Asset acquisitions not yet paid for at period end	$1,983	$3,244

Exhibit 99.1

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
(amounts in thousands)	October 29, 2023	October 30, 2022	October 29, 2023	October 30, 2022
Net (loss) income	$(2,341)	$(7,362)	$(7,091)	$273
Interest (income) expense, net	(269)	69	(961)	101
Income tax (benefit) expense	(999)	(2,832)	(2,256)	115
Depreciation and amortization	3,311	2,459	9,147	8,196
EBITDA	(298)	(7,666)	(1,161)	8,685
Equity-based compensation (a)	1,098	739	3,370	3,034
Loss on disposal of assets (b)	17	41	162	41
Other non-recurring expenses (benefit) (c)	1,687	—	3,284	(105)
Adjusted EBITDA	$2,504	$(6,886)	$5,655	$11,655
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)Other non-recurring expenses in the thirteen and thirty-nine weeks ended October 29, 2023 represents professional fees related to the restatement of previously issued financial statements. Other non-recurring benefit in the thirty-nine weeks ended October 29, 2023 also includes business loss proceeds received from an insurance settlement. Other non-recurring benefit in the thirty-nine weeks ended October 30, 2022 represents a legal settlement. There were no other non-recurring expenses in the thirteen weeks ended October 30, 2022.